Exhibit 99.1

NEWS FROM SEI

Contact:	Larry Wexler
Voice:	610.676.1440
E-Mail:	lwexler@seic.com
Pages:	1

For Immediate Release

SEI DECLARES $.12 PER SHARE DIVIDEND

Increases Stock Repurchase Program

Oaks, PA, December 13, 2006 – The Board of Directors of SEI Investments Company (NASDAQ:SEIC) today declared a dividend of $.12 (twelve cents) per share. The cash dividend will be payable to shareholders of record on January 3, 2007 with a payment date of January 19, 2007.

In addition, the Board has approved an increase in its stock repurchase program by an additional $50 million.

Since the beginning of calendar year 2006, the Company repurchased approximately 2,142,000 shares at a cost of $97.7 million.

About SEI

SEI (NASDAQ:SEIC) is a leading global provider of outsourced asset management, investment processing and investment operations solutions. The company’s innovative solutions help corporations, financial institutions, financial advisors, and affluent families create and manage wealth. As of the period ending September 30, 2006, through its subsidiaries and partnerships in which the company has a significant interest, SEI administers $344.9 billion in mutual fund and pooled assets and manages $168.9 billion in assets. SEI serves clients, conducts or is registered to conduct business and/or operations, from more than 20 offices in over a dozen countries. For more information, visit www.seic.com.